Exhibit 10.12

NON-DISCLOSURE, NON-SOLICITATION AND NON-COMPETITION AGREEMENT

THIS AGREEMENT is made as of this 1st day of January, 2006

BETWEEN:

CANNASAT THERAPEUTICS INC.

(together with its present and future parent company, affiliates and subsidiaries)

(hereinafter called the "Corporation")

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ANDREW WILLIAMS

(hereinafter called the "Employee").

WHEREAS the Corporation is in the business of researching and developing novel pharmaceutical products that target the endocannabinoid system;

AND WHEREAS it would be to the detriment of the Corporation if the Employee were to become associated with a competitor of the Corporation, to solicit or accept remuneration from clients of the Corporation, solicit or hire employees of the Corporation or to disclose confidential information of the Corporation;

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                            Confidential Information

(a)            Confidential Information is a Valuable Company Asset. The Corporation’s Confidential Information (defined below) is a valuable, special and unique asset of the Corporation’s business, access to and knowledge of which are essential to the performance of Employee’s duties as a team member at the Corporation. It is vital to the Corporation’s legitimate business interests that the confidentiality of all Confidential Information be preserved. Use or reliance on the Confidential Information by or on behalf of any other business or commercial activity in competition with the Corporation could result in irreparable harm to the Corporation.

(b)            Corporation Information. The Employee agrees to hold in strict confidence, and not to use, except for the benefit of the Corporation, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Corporation, any Confidential Information of the Corporation, and such agreement with respect to Confidential Information shall remain in effect at all times during the term of his or her employment and at any time thereafter.

(c)            "Confidential Information" Defined. Employee understands that "Confidential Information" means any and all information and knowledge regarding the business of the Corporation which the Employee assimilates or to which the Employee has access during his or her employment with the Corporation including, but not limited to, information about the Corporation's proprietary methods, methodologies and disciplines, technical data, trade secrets, know-how, research and development information, product plans, products, services, clients and prospective clients as identified from time to time in the records of the Corporation, client information, employees, books and records of the Corporation, corporate relationships, suppliers, markets, computer software, computer software development, inventions, processes, formulas, technology, designs, business plans, and matters of a business nature such as information regarding marketing, recruiting, costs, pricing, finances, financial models and projections or other similar business information. Employee further understands that Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no act of Employee. Employee further agrees that all Confidential Information shall at all times remain the property of the Corporation.

(d)            Former Employer Information. Employee represents and warrants that the execution of this Agreement and performance of the Employee’s obligations hereunder will not conflict with, result in the breach of any provision of, or the termination of or constitute a default under any agreement with any other person or entity of which the Employee is a party or by which the Employee is bound. Furthermore, Employee agrees that he or she will not, during his or her employment with the Corporation, improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity with which Employee has an agreement or duty to keep in confidence and that Employee will not bring onto the premises of the Corporation any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

(e)            Third Party Information. Employee recognizes that the Corporation has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Corporation’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Employee agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out his or her work for the Corporation.

(f)            Corporation Property. Employee agrees that all documents, materials, software, or other media, or information of any kind concerning any matters affecting or relating, directly or indirectly, to the Corporation’s business, products or services (collectively, "Media"), whether or not they contain or embody Confidential Information, and all Confidential Information are the exclusive property of the Corporation. Employee agrees to exercise care in accessing, storing and disposing of Media, particularly when it includes Confidential Information. Immediately upon any termination of Employee’ s employment or at any time upon the request of the Corporation, Employee agrees to deliver to the Corporation all Media then in his or her possession or control. If the Media cannot be reasonably delivered, the Employee agrees to provide reasonable evidence that the Media has been destroyed, including but not limited to, purging or erasing any computer files or data records, provided, however that Employee will not destroy or discard any Media without prior authorization from the Corporation.

(g)            Acknowledgement of Fiduciary Duty. Employee acknowledges that he or she is a fiduciary of the Corporation and owes the Corporation a duty to act in the best interests of the Corporation at all times during his or her employment and for a reasonable period of time following the termination for any reason of his or her employment. Without limiting any provision, covenant or restriction in this Agreement, the Employee acknowledges that he or she shall not use or assist in the use of any Confidential Information or Media for the Employee’s personal benefit or the benefit of a third party.

2.                            Inventions

(a)           Inventions Retained and Licensed. Employee has attached hereto as Schedule "A" a list describing all inventions, original works of authorship, developments, improvements, and trade secrets, if any, which:

(i)	were made by him or her prior to his or her employment with the Corporation,

(ii)	which belong to him or her, and

(iii)	which relate to the Corporation’s current or anticipated business, products or services (collectively referred to as "Prior Inventions").

The Prior Inventions are not being assigned to the Corporation hereunder. If no such list is attached, Employee represents that there are no such Prior Inventions. If in the course of his or her employment with the Corporation, Employee incorporates a Prior Invention owned by him or her or in which Employee has an interest into a Corporation product, process, client deliverable or machine:

(A)	the Corporation is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use, copy, sublicense and sell such Prior Invention as part of or in connection with such product, process, client deliverable or machine, and

(B)	Employee shall not have any right, title or interest in or to such the Corporation product, process, client deliverable or machine.

(b)            Assignment of Inventions. Employee agrees to promptly make full written disclosure to the Corporation and will hold in trust for the sole right and benefit of the Corporation, and Employee hereby assigns to the Corporation, or its designee, all Employee’s right, title and interest in and to any and all Inventions (defined below). Employee understands and agrees that "Inventions" means any ideas, discoveries, know-how, innovations, writings, works of authorship, drawings, designs, inventions, trade secrets, business plans, developments and improvements, whether or not patentable or registrable under copyright or similar laws, or reduced to practice or writing, which Employee solely or jointly conceives or develops during the period Employee is employed by the Corporation or reduces to practice either during employment by the Corporation or within one year thereafter, and which:

(i)	relate to the Corporation’s current or anticipated business, products or services; or

(ii)	are based on any Confidential Information; or

(iii)	are developed

(A)	at or using the Corporation’s or a Corporation or client project’s facilities,

(B)	in conjunction with a Corporation project, or

(C)	using the Corporation Media or computer or communications systems.

(c)            Waiver of Rights. The Employee waives all moral rights in the Inventions.

(d)            Maintenance of Records. Employee agrees to keep and maintain adequate and current written records of all Inventions made by Employee (solely or jointly with others) during the term of Employee’s employment with the Corporation. The records will be available to and remain the sole property of the Corporation at all times.

(e)            Patent and Copyright Registrations. Employee agrees to assist the Corporation, or its designee, at the Corporation’s expense, in every proper way to secure the Corporation’s rights in the Inventions and any copyrights, patents or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Corporation of all pertinent information and data with respect thereto and the execution of all applications, specifications, oaths, assignments and all other instruments which the Corporation shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Corporation, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents or other intellectual property rights relating thereto.

3.                            Solicitation of Employees

Employee recognizes and agrees that the Corporation employees must by the nature of their jobs have access to Confidential Information, that the Corporation invests in its employees by making specialized training available to them and that the Corporation has a legitimate interest in protecting its employee relationships and in maintaining a stable workforce. During the Employee’s employment with the Corporation and for a period of two years following the termination of his or her employment with the Corporation, for any reason, Employee agrees to refrain from and will not, directly or indirectly, as an independent contractor, employee, consultant, agent, partner, joint venturer or otherwise solicit or attempt to solicit or assist another person in the solicitation of employees of the Corporation, either for Employee’s own business or for any other person or entity.

4.                            Covenants Against Solicitation of Clients.

Employee agrees that the Corporation has a legitimate interest in protecting its client relationships. During the Employee’s employment with the Corporation and for a period of one year following the termination of his or her employment with the Corporation, for any reason, Employee agrees to refrain from and will not, directly or indirectly, accept business from, solicit, divert or take away, or attempt to accept business from, solicit, divert or take away, the business or patronage of any of the clients of the Corporation which were contacted, solicited, supervised or served by the Employee during his or her employment or with which Employee had contact during his or her employment.

5.                            Covenants Against Employment with Clients or Competitors.

EMPLOYEE ACKNOWLEDGES AND UNDERSTANDS THAT THIS SECTION MAY AFFECT HIS OR HER RIGHT TO ACCEPT EMPLOYMENT WITH OTHER COMPANIES SUBSEQUENT TO EMPLOYMENT BY CORPORATION. Employee acknowledges and agrees that the Corporation operates its business in a highly competitive environment, that the Corporation employees must by the nature of their jobs have access to Confidential Information and that the Corporation invests in its employees by making specialized training available to them.

(a)          Clients. As a material inducement for the Corporation to employ or to continue to employ the Employee, as the case may be, and in order to protect the Corporation’s Confidential Information and goodwill, Employee agrees that during the time the Employee is employed by the Corporation and for a period of one year after termination of Employee’s employment with the Corporation, for any reason, Employee shall not, directly or indirectly, without the prior written consent of the Corporation, provide services to, accept employment with or seek remuneration from any of the clients or customers of the Corporation or any entity controlled by, controlling or under common control with, any client or customer of the Corporation. For purposes of this Section 5(a), a client or customer of the Corporation shall be defined as any person, firm, partnership, corporation or other entity with or to whom the Corporation, as of the date of Employee’s termination of employment or during the one year prior to the termination of employment of Employee:

(i)	sold goods or services,

(ii)	had submitted a written proposal for a specific requirement, or

(iii)	had work in progress.

(b)          Competitors. As a material inducement for the Corporation to employ or to continue to employ the Employee, or as the case may be, and in order to protect the Corporation’s Confidential Information and goodwill, Employee agrees that during the time the Employee is employed by the Corporation and for a period of one year after termination of Employee’s employment with the Corporation, for any reason, Employee shall not, directly or indirectly, without the prior written consent of the Corporation, assist with the creation of any Competing Organization (as that term is defined below).

(c)          "Competing Organization" Defined. For the purposes of this Section 5, a "Competing Organization" means any person or organization which is engaged in or is about to become engaged in a business which is identical or substantially similar to the Corporation’s business. As of the date of this Agreement, Competing Organizations include, but are not limited to GW Pharmaceuticals, Kadmus Pharmaceuticals, Pharmos Corporation, Solvay Pharmaceuticals and Sanofi Aventis (cannabinoid group/division only). Employee acknowledges and understands that the foregoing list of Competing Organizations may change from time to time and that such list is not exhaustive,

(d)          Modification of Restrictions in Sections 3, 4 or 5 by Court. Employee acknowledges that he or she has carefully read and considered all the terms and conditions of this Agreement, including the restrictions imposed upon him or her pursuant to Sections 3, 4 or 5. Employee agrees that the restrictions set forth in Sections 3, 4 and 5 are fair and reasonable and are reasonably required for the protection of the interests of the Corporation. However, should a court nonetheless determine at a later date that such restrictions are unreasonable in light of the circumstances as they then exist, then Employee agrees that Sections 3, 4 or 5 (or any combination of them) shall be construed in such a manner as to impose on Employee such restrictions as may then be reasonable and sufficient to assure the Corporation of the intended benefits of the Section in question.

(e)          Possible Extension of Time Period. The time period during which the Employee is prohibited from engaging in certain business practices pursuant to Sections 3, 4 and 5 may by order of a court be extended by any length of time during which the Employee is in breach of such covenants.

(f)          New Terms in the event of Role Change. Employee agrees that if his or her role changes to that of a Vice President or any other role which in the Corporation’s discretion requires the protection of a longer time period for the obligations contained in Section 5(b), then in order for such role change to become effective, and in consideration of the Employee’s promotion to such role and the increased exposure to the Corporation confidential information, business know-how and the Corporation clients that is attendant upon such promotion, Employee will sign a new agreement with the Corporation or amendment to this Agreement pursuant to which the obligations contained in Section 5(b) will apply for 12 months after termination of employment. The foregoing shall not create any right to or expectation of any role change.

6.                            General Provisions

(a)          Governing Law. This Agreement will be governed by the laws of the Province of Ontario.

(b)          Entire Agreement: Approvals or Consents; Modifications. The Agreement sets forth the entire agreement and understanding between the Corporation and Employee relating to the subject herein and supersedes all prior discussions and agreements with respect hereto. Any subsequent change or changes in Employee’s duties, role, salary or compensation will not affect the validity or scope of this Agreement. In any instance under this Agreement in which the authorization, consent or approval by the Corporation is required or can be given, such authorization, consent or approval:

(i)	may be given, withheld or conditioned in the Corporation’s sole discretion, and

(ii)	to be effective must be in writing and signed by the President or a Director unless specifically provided otherwise in this Agreement.

No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by both parties.

(c)          Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

(d)          Successors and Assigns. This Agreement will be binding upon Employee’s heirs, executors, administrators and other legal representatives and will be for the benefit of the Corporation, its successors and assigns.

(e)          Enforcement in Accordance with Law. The parties agree that this Agreement will be enforced in accordance with applicable law.

(f)          Waiver of Breach. The waiver by the Corporation of a breach of any of the provisions of this Agreement by the Employee shall not be construed as a waiver by the Corporation of any subsequent breach by the Employee.

(g)          Equitable Relief. The Employee acknowledges and agrees that a breach of any provision of this Agreement will cause irreparable damage to the Corporation, and that such breach, the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, without the necessity of providing actual damages, and shall be further entitled to an accounting of all earnings, profits or other benefits acquired by the Employee as a result of such breach, and to any other remedy now or hereafter provided at law for such breach.

(h)          Independent Legal Advice. The Employee confirms that he or she has been afforded an opportunity to obtain independent legal advice regarding the terms of this Agreement. Further, it is confirmed by Employee that he or she has entered this Agreement freely, voluntarily and without duress.

SIGNED, SEALED & DELIVERED in the presence of:	) ) ) )
/s/ Angeline Zoupas	)	/s/ Andrew Williams
Witness	)	Andrew Williams

CANNASAT THERAPEUTICS INC.

Per:	/s/ David Hill
Authorized Signing Officer

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